April 17, 2008

President’s Report

Dividend and Unaudited Results First Quarter 2008

Federal Home Loan Bank of New York Declares a First Quarter Dividend of 7.80%

I am pleased to report that our Board of Directors has approved the dividend rate for the first quarter of 2008 of 7.80% (annualized). The New York Home Loan Bank’s dividend rate for the fourth quarter of 2007 was 8.40%. The dollar amount of the first quarter dividend will be approximately $88 million. The cash dividend will be distributed to member financial institutions on April 30, 2008.

The dividend reflects the New York Home Loan Bank’s low-risk profile and conservative investment strategy. It represents a payout of approximately 88% of net income for the quarter.

Retained earnings as of March 31, 2008, after the dividend payment, will be approximately $341 million. Using published numbers for the year ended December 31, 2007, the Federal Home Loan Banks had just under $3.7 billion in retained earnings. New York’s share was 11.3% of that total, down from 11.7% at the end of 2006. As the third largest Federal Home Loan Bank, New York’s retained earnings were the third highest dollar amount and the third highest as a percent of total assets.

Future dividend rates may be significantly different from the current rate as a result of a number of factors including the effects of derivatives accounting (SFAS 133), overall interest rates, demand for our products, and our ability to achieve targeted returns on our investments.

For your information, the table below reflects our recent dividend history. It reflects the fact that circumstances do change and underscores the need not to accrue dividends that have not yet been earned and paid.

Recent dividend history:

Quarter ended:	Dividend Rate (annualized)

December 31, 2003
March 31, 2004
June 30, 2004
September 30, 2004
December 31, 2004
March 31, 2005
June 30, 2005
September 30, 2005
December 31, 2005
March 31, 2006
June 30, 2006
September 30, 2006
December 31, 2006
March 31, 2007
June 30, 2007
September 30, 2007
December 31, 2007
March 31, 2008
1.45% 1.58% 2.08% 2.22% 3.05% 4.70% 5.00% 5.25% 5.11% 5.25% 5.75% 6.25% 7.00% 7.50% 7.50% 8.05% 8.40% 7.80%

First Quarter 2008 Balance-Sheet Highlights

Total assets remained steady at $108.5 billion on March 31, 2008 compared to $109.7 billion at the end of 2007. Advances increased to $85.9 billion, compared to $82.1 billion on December 31, 2007, and represented 79% of total assets.

The Federal Home Loan Banks were created by Congress to supply reliable, low-cost funding to community member lenders in all business cycles. The sustained increase in advances demonstrates the important role we play as we help community member lenders serve their neighborhoods regardless of the economic environment.

The Home Loan Bank had net income of $100.2 million for the first quarter, representing a 40% increase in net income as compared to the $71.3 million for the first quarter 2007.

Investments and short-term money-market instruments rose to $20.5 billion at March 31, 2008, down from
$21.4 billion on December 31, 2007. Mortgage assets were at $1.47 billion at March 31, 2008, about the same as the end of the year, and represented less than 1.5% of total assets. Capital rose to $4.8 billion on March 31, 2008, compared to $4.75 billion on December 31, 2007.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.